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                                                                     EXHIBIT 5.1


April 28, 2000

Cross Timbers Oil Company
810 Houston Street, Suite 2000
Fort Worth, Texas 76102

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     The opinion set forth below is given pursuant to Item 601(b)(5) of Regulation S-K for inclusion as Exhibit 5.1 to the Registration Statement on Form S-8 (the "Registration Statement") of Cross Timbers Oil Company, a Delaware corporation (the "Company"), and Hugoton Royalty Trust, a Texas trust (the "Trust"). The Registration Statement relates to the offering of up to 1,290,107 units of beneficial interest ("Units") in the Trust under the Company's 1998 Royalty Trust Option Plan (the "Plan").

     In connection with this opinion, I have made the following assumptions:
     (i) all documents submitted to or reviewed by me, including all amendments and supplements thereto, are accurate and complete and if not originals are true and correct copies of the originals;
     (ii) the signatures on each of such documents by the parties thereto are genuine;
     (iii) each individual who signed such documents had the legal capacity to do so; and
     (iv) all persons who signed such documents on behalf of a corporation were duly authorized to do so.

     I have assumed that there are no amendments, modifications or supplements to such documents other than those amendments, modifications and supplements that are known to me.

     Based on the foregoing, and subject to the limitations and qualifications set forth herein, I am of the opinion that the Units have been duly authorized and, when issued pursuant to the Plan, were or will be validly issued, fully paid and nonassessable.

     I am licensed to practice in the State of Texas. This opinion is further limited and qualified in all respects as follows: This opinion is specifically limited to matters of the General Corporation Law of the State of Delaware and the federal laws of the United States of America. I express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion. This opinion is limited to the specific opinions expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

     This opinion is intended solely for your benefit. It is not to be quoted in whole or in part, disclosed, made available to or relied upon by any other person, firm or entity without my
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express prior written consent. This opinion is based upon my knowledge of the law and facts as of the date hereof. I assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or to reflect any changes in any law that may hereafter occur or become effective. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ FRANK G. McDONALD
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Frank G. McDonald
Vice President and General Counsel